As filed with the Securities and Exchange Commission on August 12, 2009.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sun Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

New Jersey	52-1382541
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

226 Landis Avenue
Vineland, New Jersey 08360
(Address of principal executive offices)

Sun Bancorp, Inc. Directors Stock Purchase Plan
(Full Title of the Plan)

Dan A. Chila
Chief Financial Officer
Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360
(856) 691-7700
(Name, address and telephone number of agent for service)

Copies to:
John J. Spidi, Esq. Richard Fisch, Esq.
Evan M. Seigel, Esq.
Malizia Spidi & Fisch, PC
901 New York Avenue, N.W.
Suite 210 East
Washington, D.C. 20001
(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ___	Accelerated filer __X_

Non-accelerated filer ___	Smaller reporting company ____

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $1.00 par value per share	50,000 shares	$5.25	(2)	$262,500	$14.65

(1)

Maximum number of additional shares issuable under the Sun Bancorp, Inc. Directors Stock Purchase Plan, as such amount may be increased in accordance with said plan in the event of a merger, consolidation, recapitalization, stock dividend, stock split or similar event involving the Registrant.

(2)

In accordance with Rule 457(h) the registration fee has been calculated based upon the average of the high and low selling prices of the common stock of the Registrant as reported on the Nasdaq Global Select Market on August 10 2009 of $5.25 per share ($262,500 in aggregate).

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933 (“1933 Act”) and Rule 462 of the 1933 Act.

* * * * * * *

Note:  This registration statement registers 50,000 additional shares of Common Stock of the Registrant to be issued under the Sun Bancorp, Inc. Directors Stock Purchase Plan for which a registration statement on Form S-8, (Commission File No. 333-32681), has been filed and is effective. In accordance with General Instruction E to Form S-8, this registration statement incorporates by reference the contents of such prior registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vineland in the State of New Jersey, as of August 12, 2009.

SUN BANCORP, INC.

Date:	August 12, 2009	By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Sun Bancorp, Inc., do hereby severally constitute and appoint Thomas X. Geisel as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Thomas X. Geisel may deem necessary or advisable to enable Sun Bancorp, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Thomas X. Geisel shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:	August 12, 2009	By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer
(Principal Executive Officer)

Date:	August 12, 2009	By:	/s/ Sidney R. Brown
Sidney R. Brown
Vice Chairman, Secretary and Treasurer

Date:	August 12, 2009	By:	/s/ Bernard A. Brown
Bernard A. Brown
Chairman

Date:	August 12, 2009	By:	/s/ Ike Brown
Ike Brown
Director

Date:	August 12, 2009	By:	/s/ Jeffrey S. Brown
Jeffrey S. Brown
Director

Date:	August 12, 2009	By:	/s/ John A. Fallone
John A. Fallone
Director

Date:	August 12, 2009	By:	/s/ Peter Galetto, Jr.
Peter Galetto, Jr.
Director

Date:	August 12, 2009	By:	/s/ Douglas J. Heun
Douglas J. Heun
Director

Date:	August 12, 2009	By:	/s/ Anne E. Koons
Anne E. Koons
Director

Date:	August 12, 2009	By:	/s/ Eli Kramer
Eli Kramer
Director

Date:	August 12, 2009	By:	/s/ Alfonse M. Mattia
Alfonse M. Mattia
Director

Date:	August 12, 2009	By:	/s/ George A. Pruitt
George A. Pruitt
Director

Date:	August 12, 2009	By:	/s/ Anthony Russo, III
Anthony Russo, III
Director

Date:	August 12, 2009	By:	/s/ Edward H. Salmon
Edward H. Salmon
Director

Date:	August 12, 2009	By:	/s/ Dan A. Chila
Dan A. Chila
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Malizia Spidi & Fisch, PC as to the validity of the Common Stock being registered

10.1	Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended

23.1	Consent of Malizia Spidi & Fisch, PC (appears in their opinion filed as Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24	Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein